Exhibit 99.1

  Ibis Technology Announces Receipt of Order From a Leading Silicon
            Wafer Supplier for an i2000 Oxygen Implanter;
        Agreement Includes Option to Purchase Second Implanter

    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 5, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced the receipt of an order for one Ibis i2000 SIMOX implanter, with an option to purchase a second i2000, from a leading international silicon wafer manufacturer.
    Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "We are very pleased to have received this order from a large silicon wafer manufacturer--an organization known for its pioneering leadership in silicon wafer technology. Prior to this order, a majority of oxygen implanter sales have been made to a semiconductor chipmaker where the systems were to be used primarily for research, process development and small-scale wafer production. We believe this order from a wafer manufacturer indicates that our SIMOX-SOI technology has taken another step forward in the marketplace," said Reid. "We have long believed that when producing large volumes of SOI wafers with thinner layers--top silicon and buried oxide--SIMOX-SOI technology is a lower cost solution, and that the world's wafer manufacturers would come to recognize the cost efficiencies afforded by these implanters when producing the SOI wafers needed by the chipmakers." Based on the receipt of this purchase order, Ibis is in the process of finalizing arrangements with a new service organization that will be located near the new i2000 installation. Ibis has also agreed to supply spare parts at this location for both the Ibis 1000 and i2000 tools.
    The Ibis i2000 oxygen implanter was introduced in March 2002. This third-generation implanter is a high-throughput, high-volume production tool for manufacturing 200- and 300-millimeter SIMOX-SOI wafers. The i2000 implanter's flexibility, automation and operator-friendly controls allow this tool to produce a wide span of SIMOX-SOI wafer products, including the company's Advantox(R) MLD and Advantox MLD-UT wafers.
    Although no assurances can be given, the Company expects to ship this system in the second quarter of 2004 depending on completion of the tool and customer acceptance of the tool at Ibis' facility. Revenue recognition for this implanter order will be based on final customer acceptance at their facility, the timing of which may vary depending on a number of factors, which include the customer's site being properly facilitized (power, water, air) and performance of the tool. As a result, Ibis cannot provide any guarantees with respect to when or whether it will recognize revenue on this transaction or if the option for a second implanter will be exercised.

    About SIMOX-SOI

    Silicon-on-Insulator (SOI) is a manufacturing technology where an insulating layer is created within a silicon wafer, isolating the top layer of silicon where the active transistors will be manufactured from the rest of the bulk silicon wafer. The buried oxide layer acts as a barrier that reduces electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance applications such as servers and workstations, portable and desktop computers, wireless communication devices, integrated optical components and automotive electronics.
    Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used by Ibis for manufacturing SOI wafers where an oxygen implanter creates a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company also maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS.
Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

    "Safe Harbor" Statement

    This release contains forward-looking statements, including statements regarding (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology (ii) the cost efficiencies of producing large volumes of SOI wafers with thinner layers (top silicon and buried oxide) using SIMOX-SOI technology,
(iii) the throughput and production capacity of the i2000 implanter for manufacturing 200- and 300-millimeter SIMOX-SOI wafers and (iv) the Company's current expectations that the tool will be shipped in the second quarter of 2004, and concerning the timing and likelihood of revenue recognition. Such statements are neither promises nor guarantees, but are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, customer acceptance of the Company's implanter products upon delivery to the customer and adequate customer facilitization, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks and risk factors described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002. All information set forth in this press release is as of February 5, 2004 only, and Ibis undertakes no duty to update this information unless required by law.

    Note: Ibis is a trademark and Advantox is a registered trademark of Ibis Technology Corporation. All other trademarks are the property of their respective owners.

    CONTACT: Ibis Technology Corporation
             Debra L. Nelson, 978-777-4247
             or
             For Ibis Technology
             IR/PR Counsel:
             Bill Monigle, 603-424-1184